Exhibit 99.1

Dear Shareholders:

I am pleased to report to you that your company achieved solid financial results during the quarter ended March 31, 2005. Net income per diluted share increased 8.6% to $0.63, compared to $0.58 per diluted share in the first quarter of 2004. Net income after taxes for the first quarter of 2005 was $4.8 million, an increase of 7.1% from the same three-month period a year ago. These results translated into a return on average equity of 15.80% and a return on average assets of 1.30% for the first quarter of 2005, which compares to 14.98% and 1.33%, respectively, for the period ended March 31, 2004.

Total assets of the Company increased $188.4 million, or 13.9%, from March 31, 2004 to a Company record $1.5 billion on March 31, 2005. Growth occurred in both the loan and investment portfolios, which at $1.1 billion and $360.4 million were up 11.9% and 22.7%, respectively, from levels reported at the end of the first quarter in 2004.

Fueling loan growth were consumer loans, residential mortgages and commercial real estate loans with balances, at March 31, 2005, that increased 23.4%, 12.0% and 10.7%, respectively, from the same period a year ago. These double-digit increases are a reflection of vibrant economies within our primary market areas and the positive effect of targeted advertising coupled with concerted business development campaigns at each of our affiliate banks.

The expansion noted in the Company’s investment portfolio resulted from the improvement in the bond market, which created opportunities to once again acquire securities at acceptable yields.

Helping to fund this robust expansion in assets was deposit growth of $99.0 million, or 10.6%, from March 31, 2004, to $1.0 billion through the first quarter of 2005. Particularly encouraging has been the increase of $20.4 million, or 18.7%, in low-cost demand deposit balances. These results can be directly attributed to strategic initiatives at both affiliate banks that are focused on expanding market share within the small business sector.

In addition to deposit growth, we have increased our borrowings from the Federal Home Loan Bank of Boston by $92.7 million, or 40.6%, from March 31, 2004 to $321.1 million at March 31, 2005, thus providing a means of laddering funding maturities and locking-in future funding costs during this current period of rising interest rates.

The positive momentum in financial performance and business activity noted above can be traced to several strategic steps taken, and reported on, during the past 18 months. These include a restructuring of our executive management team, recruitment of highly qualified personnel to fill critical positions, streamlining of our various operating entities, and the effective deployment of capital, including better utilization of existing human and technological resources.

While we have invested considerably to maintain our competitiveness, we continue with our tradition of being a low-cost producer as evidenced by an efficiency ratio of 51.27% at March 31, 2005, down from 53.86% for the same reporting period a year ago. This speaks to the dedication of our workforce and their commitment to innovation, which is creating a fulfilling professional environment for each Stakeholder and a remarkable banking experience for each customer.

We continue to maintain a strong capital position, which will position your Company to seize on future growth and expansion opportunities as they might present themselves. At March 31, 2005, Camden National Corporation reported a total risk-based capital ratio of 12.27% and a tier 1 ratio of 11.01% compared to the 10.0% and 6.0% minimums, respectively, required by the Federal Reserve for a bank holding company to be considered “well capitalized.”

Finally, the Board of Directors of the Company approved a dividend of $0.20 per share, payable on April 30, 2005 to shareholders of record on April 15, 2005. Additionally, the stock price of Camden National Corporation (AMEX: CAC) ended the first quarter of 2005 at $35.35 per share, an increase of $3.40 or 10.6% above the closing price at March 31, 2004.

As we march forward in this 130th year of service, I am encouraged by the enthusiasm within the workforce for our stated goal of becoming a national model for sustainable community banking. I believe my colleagues’ commitment to that end is reflected in the positive results reported herein.

Sincerely,

Robert W. Daigle

President & Chief Executive Officer

Consolidated Statements of Condition (unaudited)

	March 31,		December 31, 2004
(In thousands, except number of shares & per share data)	2005	2004
Assets
Cash and due from banks	$27,645	$27,629	$31,573
Securities available for sale, at market value	347,383	293,295	321,881
Securities held to maturity	13,018	399	2,117
Loans, less allowance for loan and lease losses of $13,670, $14,502, and $13,641 at March 31, 2005 and 2004 and December 31, 2004, respectively	1,075,769	959,010	1,055,653
Premises and equipment, net	16,520	15,477	16,392
Goodwill	3,991	3,518	3,991
Other assets	60,728	57,333	58,258

Total assets	$1,545,054	$1,356,661	$1,489,865

Liabilities
Deposits:
Demand	$129,703	$109,283	$131,998
NOW	116,226	109,991	120,203
Money market	219,056	196,854	211,060
Savings	110,824	107,982	112,010
Certificates of deposit	457,979	410,632	439,330

Total deposits	1,033,788	934,742	1,014,601
Borrowings from Federal Home Loan Bank	321,127	228,398	277,690
Other borrowed funds	53,258	57,466	59,130
Accrued interest and other liabilities	13,285	12,218	12,039

Total liabilities	1,421,458	1,232,824	1,363,460

Shareholders’ Equity
Common stock, no par value; authorized 20,000,000 shares, issued and outstanding 7,638,664 and 7,634,975 shares on March 31, 2005 and December 31, 2004, respectively, and issued 8,609,898 shares on March 31, 2004	2,450	2,450	2,450
Surplus	4,264	5,328	4,440
Retained earnings	118,435	130,424	118,764
Accumulated other comprehensive (loss) income
Net unrealized (losses) gains on securities available for sale, net of tax	(1,553)	4,768	751
Net unrealized gains on derivative instruments marked to market, net of tax	—	536	—

Total accumulated other comprehensive (loss) income	(1,553)	5,304	751

Less cost of 871,323 shares of treasury stock on March 31, 2004	—	19,669	—

Total shareholders’ equity	123,596	123,837	126,405

Total liabilities and shareholders’ equity	$1,545,054	$1,356,661	$1,489,865

Camden National Corporation stock is listed on the American Stock Exchange under the ticker symbol “CAC.” Stock prices shown in chart are as of close of trading on the last business day of the month.

Consolidated Statements of Income (unaudited)

	Three Months Ended March 31,
(In thousands, except number of shares & per share data)	2005	2004
Interest Income
Interest and fees on loans	$16,271	$14,125
Interest on securities	3,525	3,422
Interest on interest rate swap agreements	173	518
Other interest income	184	100

Total interest income	20,153	18,165

Interest Expense
Interest on deposits	4,362	3,491
Interest on other borrowings	2,689	1,994
Interest on interest rate swap agreements	142	308

Total interest expense	7,193	5,793

Net interest income	12,960	12,372

Provision for Loan and Lease Losses	230	165

Net interest income after provision for loan and lease losses	12,730	12,207

Non-interest Income
Service charges on deposit accounts	818	896
Other service charges and fees	271	234
Income from fiduciary services	947	988
Life insurance earnings	161	232
Other income	229	192

Total non-interest income	2,426	2,542

Non-interest Expenses
Salaries and employee benefits	4,224	4,443
Premises and fixed assets	1,097	1,108
Amortization of core deposit intangible	222	231
Other expenses	2,345	2,251

Total non-interest expenses	7,888	8,033

Income before income taxes	7,268	6,716
Income Taxes	2,427	2,196

Net Income	$4,841	$4,520

Per Share Data

Basic earnings per share	$0.63	$0.58

Diluted earnings per share	0.63	0.58

Cash dividends per share	$0.70	$0.20

Weighted average number of shares outstanding	7,636,549	7,749,446

A complete set of financial statements for Camden National Corporation may be obtained upon written request to Sean G. Daly, Chief Financial Officer, Camden National Corporation, P.O. Box 310, Camden, Maine 04843.